                  NUCLEAR RESEARCH CORPORATION AND SUBSIDIARIES

                                   EXHIBIT 11


                                                    Three Months Ended                  Nine Months Ended
                                                         March 31,                          March 31,
                                                  1999              1998              1999            1998
                                             ---------------  ----------------   --------------  ---------------
Net Income (Loss)                              $    (179,150)   $   (2,214,756)    $    774,009   $   (2,713,907)
                                               -------------    --------------     ------------   --------------
Average shares issued                                 31,356            31,356           31,356           31,356
Average net effect of dilutive stock
  options-based on the treasury stock
  method                                                --(1)             --(1)           6,090             --(1)
Less:  average treasury stock                         (3,698)           (3,698)          (3,698)          (3,698)
                                               -------------    --------------     ------------   --------------
  Total stock and stock equivalents                   27,658            27,658           33,748           27,658
                                               =============    ==============     ============   ==============
Primary Earnings (Loss) per share              $      (6.48)    $      (80.08)     $      27.98   $      (98.12)
                                               =============    ==============     ============   ==============
Earnings (Loss) per share assuming dilution    $      (6.48)    $      (80.08)     $      22.93   $      (98.12)
                                               =============    ==============     ============   ==============


(1) Per FASB #128 - Dilution not reflected in loss situation.